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EXHIBIT 10.101

SUMMARY SHEET: 2007 AUDIT COMMITTEE CHAIRMAN COMPENSATION

        On June 28, 2007, Cano Petroleum, Inc. increased the annual compensation of the chairman of the Audit Committee for service as chairman of the Audit Committee to $10,000 annually effective July 1, 2007.

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SUMMARY SHEET: 2007 AUDIT COMMITTEE CHAIRMAN COMPENSATION